Filed Pursuant to Rule 433
Registration Nos. 333-170956 and 333-170956-02
PxgDetails $875MM NISSAN AUTO LEASE TRUST 2011-A
JOINT BOOKS: JPM/CITI/BNP
CO-MANAGERS: BARC/BTMU/HSBC/MIZU/RBC/RBS

CL	SIZE MM	WAL	M/F		LGL	BENCH	PXG	%	COUPON	S
A1	128.000	0.30	P	-1/F1+	07/12	IL-	-5	0.22795	0.22795	100.00000
A2a	100.00	1.20	Aaa/AAA		01/14	EDSF+	22	0.702	0.70	99.99884
A2b	250.00	1.20	Aaa/AAA		01/14	1ML+	18		1ml+18	100.00000
A3	339.00	1.99	Aaa/AAA		08/14	EDSF+	40	1.047	1.04	99.99070
A4	58.00	2.43	Aaa/AAA		04/17	IS+	47	1.250	1.24	99.98388

PRICING SPEED:	75% PPC, PRICED TO MATURITY
REGISTRATION:	PUBLIC
EXPECTED PRICE:	Pxd
EXPECTED SETTLE:	07/25
CUSIPS:	A1:65475HAA9, A2a:65475HAB7, A2b:65475HAC5, A3:65475HAD3, A4:65475HAE1
BILL & DELIVER:	J.P. MORGAN
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.